EXHIBIT 15

Bank of America, N.A., as Trustee

  for the Hugoton Royalty Trust:

We are aware that XTO Energy Inc. has incorporated by reference in its Registration Statements Nos. 333–81849 and 333-35830 on Form S-8, Hugoton Royalty Trust’s Form 10-Q for the quarter ended September 30, 2001, which includes our report dated October 12, 2001, covering the unaudited interim financial information contained therein.  Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

ARTHUR ANDERSEN LLP

Fort Worth, Texas

October 19, 2001